Exhibit 3.157

CERTIFICATE OF INCORPORATION OF MJM DESIGNER SHOES OF MOORESTOWN, INC.

FILED: August 8, 2003 (State Treasurer)

FILING NO. 0100909588

The undersigned, being of legal age, in order to form a corporation under and pursuant to the laws of the State of New Jersey, do hereby set forth as follows:

FIRST: The name of the corporation is: MJM DESIGNER SHOES OF MOORESTOWN, INC.

SECOND: The address of the initial registered office and registered agent in this state is 1830 Route 130 North, Burlington, New Jersey 08016 and the name of the registered agent at said address is Jeffrey Laub.

THIRD: The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the corporation laws of the State of New Jersey.

FOURTH: The corporation shall be authorized to issue the following shares: 1,000 Common Shares, par value $1.00.

FIFTH: The number of directors constituting the initial Board of Directors is three (3) and the name and address of the initial Board of Directors, to serve until the first annual meeting of shareholders, or until the successors are elected and qualify, are as follows: Monroe Milstein, 1830 Route 130 North, Burlington, New Jersey 08016; Stephen E. Milstein, 830 Route 130 North, Burlington, New Jersey 08016; and Andrew Milstein, 830 Route 130 North, Burlington, New Jersey 08016.

SIXTH: The name and address of the incorporator is as follows: Michael A. Barr, 10 Bank Street, White Plains, New York 10606.

SEVENTH: The period of duration of the corporation shall be perpetual.

EIGHTH: For the management of the business and for the conduct of the affairs of the corporation, and in further definition, limitation and regulation of the powers of the corporation and of its directors and of its shareholders of any class thereof, as the case may be, it is further provided:

(a) The management of the business and the conduct of the corporation, including the election of the Chairman of the Board of Directors, if any, the President, the Treasurer, the Secretary, and other principal officers of the corporation, shall be vested in its Board of Directors.

(b) A majority of the entire Board of Directors of the corporation shall constitute a quorum for the transaction of business except that the by-laws may prescribe a lesser or greater proportion, consistent with the provisions of the New Jersey Business Corporation Act, in the event of a vacancy or vacancies in the entire Board.

(c) One or more of all the directors of the corporation may be removed, for or without cause, by the shareholders by the affirmative vote of the majority of the votes cast by the holders of shares entitled to vote for the election of directors. The Board of Directors shall have the power to remove directors for cause and to suspend directors pending a final determination that cause exists for removal.

(d) In the interim between annual meetings of the shareholders or of special meetings of shareholders called for the election of directors, any vacancy and newly created directorships may be filled by the Board of Directors.

(e) The corporation is hereby authorized to lend money to, or guarantee any obligation of or otherwise assist, any officer or other employee of the corporation or of any subsidiary, whether or not such officer or employee is a director thereof, whenever, in the judgment of the Board of Directors, such loan, guarantee or assistance may reasonably be expected to benefit the corporation.

(f) The corporation shall, to the fullest extent permitted by Section 14A:3-5 of the New Jersey Business Corporation Act, as the same may be amended and supplemented, indemnify any and all corporate agents whom it shall have power to indemnify under said section from and against any and all of the expenses, liabilities or other matters referred to in or covered by said section, and the indemnification provided for herein shall be in addition to any other rights to which those indemnified may be entitled under any by-law, agreement, vote of shareholders or otherwise, and shall continue as to a person who has ceased to be a corporate agent and shall inure to the benefit of the heirs, executors, administrators and personal representatives of such a corporate agent. The term “corporate agent” as used herein shall have the meaning attributed to it by Section 14A:3-5(l)(a) of the New Jersey Business Corporation Act and by any other applicable provision of law.

(g) The personal liability of the directors of the corporation is hereby limited to the fullest extent permitted by subsection 14A:2-7 (3) of the New Jersey Business Corporation Act, as the same may be amended and supplemented.

NINTH: The shareholders shall not have preemptive rights.

IN WITNESS WHEREOF, I hereunto sign my name, this seventh day of August, 2003.

/s/ Michael A. Barr
Michael A. Barr, Incorporator
10 Bank Street
White Plains, New York 10606

New Jersey Department of the Treasury Division of Revenue Certification of Formation, Limited Liability Company

This form may be used to record the formation of a Limited Liability Company under and by virtue of New Jersey State law. Applicants must insure strict compliance with NJSA 42, the New Jersey Limited Liability Company Act, and insure that all applicable filing requirements are met. Applicants are advised to seek out private legal assistance before submitting filings to the Secretary’s office.

1. Name of Limited Liability Company: MJM Designer Shoes of New Jersey, LLC

2. The purpose for which this Limited Liability Company is organized is: To engage in any lawful act or activity for which a limited liability company may be organized under the New Jersey Limited Liability Company Act.

3. Date of formation:

4. Registered Agent Name and Address (must be in NJ): Corporation Service Company, 830 Bear Tavern Road, West Trenton, NJ 08628.

5. Dissolution date: Perpetual.

6. Other provisions (list below or attach to certificate):

The undersigned represent(s) that this filing complies with requirements detailed in NJSA 42. The undersigned hereby request(s) that they are authorized to sign this certificate on behalf of the Limited Liability Company.

Signature:	/s/ Paul Tang

Date: March 9, 2006

3